Exhibit 99.1

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

LINCOLN ELECTRIC ACQUIRES SOLDERING BUSINESS FROM

WORTHINGTON INDUSTRIES

CLEVELAND, Wednesday, January 2, 2019 – Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced it acquired the soldering business of Worthington Industries, Inc. (NYSE: WOR), a leading global diversified metals manufacturing company. The acquisition broadens Harris® Products Group’s portfolio of industry-leading consumables with the addition of premium solders and fluxes. In addition, the parties have entered into a purchase agreement for Lincoln Electric to acquire certain brazing assets from Worthington. The anticipated closing of the acquisition of the brazing assets is February 1, 2019, subject to customary closing conditions.

“The addition of these consumables creates the broadest soldering and brazing portfolio in the industry,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “This acquisition will allow us to better serve our customers, accelerate growth in the retail channel and richen the mix of our Harris business.”

The annual revenue generated by the assets being acquired through both transactions is approximately $25 million. Terms of the transactions were not disclosed.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln Electric has 56 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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